LAZARD APPOINTS DMITRY SHEVELENKO FROM PERPLEXITY AI
TO ITS BOARD OF DIRECTORS

Strengthens commitment to being the world’s leading independent financial firm by combining AI-driven insights with the collective intellectual capital of its people

NEW YORK, September 2, 2025 – Lazard, Inc. (NYSE: LAZ) this morning announced that Dmitry Shevelenko, Chief Business Officer of Perplexity, has been appointed to its Board of Directors, effective today.

“We are pleased to welcome Dmitry to our Board, where his leadership in artificial intelligence will help advance our tech-enabled vision for Lazard’s future,” said Peter R. Orszag, CEO and Chairman. “At Lazard, we believe in the power of AI, combined with the collective intellectual capital of our people, to deliver unparalleled advice and investment solutions to our clients. We look forward to benefitting from Dmitry’s experience as we accelerate progress toward our long-term strategy.”

Dmitry Shevelenko is the Chief Business Officer of Perplexity, where he is responsible for all operations of the company. Mr. Shevelenko is an accomplished technology leader who has served in senior roles at Uber, LinkedIn, and Meta. As a startup founder, he has focused on retail commerce, holding multiple patents related to social networking and transport technology, and deploying robotic technologies for partners such as Walmart and Aramark. He is an active mentor in the technology community and fluent in several languages. Mr. Shevelenko is a graduate of Columbia University.

“Lazard has successfully navigated and helped clients prosper through many technological shifts in its 177-year history,” said Mr. Shevelenko. “A firm with a legacy and history like Lazard’s, combined with their commitment to building tomorrow’s financial landscape and a firm belief in the transformative potential of AI, is exceptionally rare. I’m honored to join the Board of Directors and help Peter and the leadership team deliver on their bold vision for the future.”

“We are delighted to welcome Dmitry to Lazard’s Board of Directors,” said Dan Schulman, Lead Independent Director of Lazard’s Board. “Rapid advances in AI mark a paradigm shift, representing both opportunities and responsibilities as industries embrace change. Having Dmitry’s expertise further strengthens not only our strategic position but also our governance, as we continue the ambitious path for growth that Peter has set forth.”

About Lazard

Founded in 1848, Lazard is the preeminent financial advisory and asset management firm, with operations in North and South America, Europe, the Middle East, Asia, and Australia. Lazard provides advice on mergers and acquisitions, capital markets and capital solutions, restructuring and liability management, geopolitics, and other strategic matters, as well as asset management and investment solutions to institutions, corporations, governments, partnerships, family offices, and high net worth individuals. For more information, please visit Lazard.com and follow Lazard on LinkedIn.

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LAZ-CPE

Media Relations                    Investor Relations

Shannon Houston, +1 212-632-6880         Alexandra Deignan, +1 212-632-6886
shannon.houston@lazard.com             alexandra.deignan@lazard.com

Jessica Francisco, +1 212-632-6571
jessica.francisco@lazard.com